Exhibit 4.3

ESCROWED STOCK PLAN

Brookfield Asset Management Ltd.

May 7, 2026

Table of Contents

Page

Section 1
GENERAL PROVISIONS		2

1.1	Purpose	2
1.2	Definitions	2
1.3	Shares Reserved	8
1.4	Non-Exclusivity	9
1.5	Amendment and Termination	9
1.6	Administration	10
1.7	Incorporation and Termination of Companies	11

Section 2
AWARDS OF ESCROWED SHARES		12

2.1	Eligibility	12
2.2	Grant of Escrowed Shares and Tracking Common Shares	12
2.3	Transfer of Escrowed Shares and Tracking Common Shares	13
2.4	Vesting of Escrowed Shares and/or Tracking Common Shares	13
2.5	Change in Employment Status	13
2.6	Repurchase on Termination	14
2.7	Right of Exchange or Call	14

Section 3
OTHER provisions		16

3.1	Approval by the Board of Directors of the Asset Management Company	16
3.2	2022 Arrangement Escrowed Shares	16
3.3	No Right to Service	16
3.4	No Liability for Decrease in Value of Escrowed Shares, Tracking Common Shares and / or Manager Shares	16
3.5	Restrictions	16
3.6	Permitted Transfers	17
3.7	Currency	17
3.8	Successors and Assigns	17
3.9	Withholdings	17
3.10	Tax Matters	18
3.11	Governing Law	18
3.12	Effective Date	18
3.13	Amendments	18

-i-

BROOKFIELD ASSET MANAGEMENT LTD.
ESCROWED STOCK PLAN

Section 1
GENERAL PROVISIONS

1.1          Purpose

The purpose of the Plan is to award designated executives with compensation that provides the opportunity to earn investment returns tied to the performance of Class A Limited Voting Shares of Manager and aligns their long-term interests with those of Manager’s shareholders.

1.2          Definitions

The following terms, when used in the Plan, shall have the respective meanings set forth below:

(a)	“2022 Arrangement Escrowed Shares” means Escrowed Shares issued pursuant to the 2022 Plan of Arrangement.

(b)	“2022 Plan of Arrangement” means the plan of arrangement of Brookfield in connection with the arrangement agreement dated September 23, 2022 between Brookfield, the Manager, the Asset Management Company and 2451634 Alberta Inc. under Section 182 of the Business Corporations Act (Ontario), as it may be amended, modified or supplemented from time to time in accordance with its terms.

(c)	“Affiliate” of a person means any entity which is an “affiliate” of the person for the purposes of National Instrument 45-106 - Prospectus Exemptions, as amended from time to time, and with respect to Manager, includes the Asset Management Company, its subsidiaries and any entity with outstanding securities that are exchangeable into Manager Shares.

(d)	“Amalco” means the amalgamated company after an Amalgamation.

(e)	“Amalgamation” means an amalgamation between a Company and a subsidiary of Manager or the Asset Management Company, as applicable (and, in the case of an Indirect Purchase Structure, a Subco), as a result of which, among other things, each issued and outstanding Escrowed Share (other than those acquired by Manager or the Asset Management Company, as applicable) will be exchanged for a number of Manager Shares equal to the Exchange Amount and cash will be paid in lieu of any fractional Manager Shares.

(f)	“Arrangement Participant” has the meaning given to that term in section 3.1.

(g)	“Asset Management Company” means Brookfield Asset Management ULC and its successors or assigns.

(h)	“Asset Management Company Shares” means common shares of the Asset Management Company.

(i)	“Blackout Period” means the period imposed by Manager during which specified individuals, including insiders of Manager, may not trade in Manager’s securities, (including, for greater certainty, when specific individuals are restricted from trading because they have material non-public information), but does not include any period when a regulator has halted trading in Manager’s securities.

(j)	“Board” means the board of directors of Manager.

(k)	“Brazil Sub-Plan” means the sub-plan to this Plan, the terms of which shall apply to Escrowed Shares offered to Participants in Brazil.

(l)	“Brookfield” means Brookfield Corporation and its successors or assigns.

(m)	“Brookfield Group” means Manager, Brookfield, the Asset Management Company and their respective Affiliates.

(n)	“Call” has the meaning given to that term in section 2.7(c)(i).

(o)	“Call Notice” has the meaning given to that term in section 2.7(c)(ii).

(p)	“Cause” means:

(i)	a Participant’s willful failure or refusal to perform his or her employment duties after being given notice and a reasonable opportunity to remedy such failure or refusal;

(ii)	a Participant’s gross misconduct in connection with the Participant’s employment;

(iii)	a Participant’s act of dishonesty or breach of trust in connection with the Participant’s employment;

(iv)	a Participant’s conviction of, or a plea of guilty or no contest to, any indictable criminal offence or any other criminal offense involving fraud, dishonesty or misappropriation;

(v)	a Participant’s breach of confidentiality, non-solicitation or non-competition obligations;

(vi)	a Participant’s conduct which is likely to injure the reputation or business of the Brookfield Group, including, without limitation, any breach of the Code of Conduct of any member of the Brookfield Group or the willful violation by the Participant of any of Brookfield Group’s policies; or

(vii)	any other conduct of a Participant which would be treated as cause under the laws of the jurisdiction in which the termination occurs.

(q)	“Code” means the Internal Revenue Code of 1986, as amended.

(r)	“Common Share” means a non-voting common share in the capital of a Company that is not a Tracking Common Share.

(s)	“Company” means any corporation created to facilitate participation in the Plan and any of their respective successors.

(t)	“Direct Purchase Structure” has the meaning given to that term in section 1.7.

(u)	“Electing Shareholders” has the meaning given to that term in section 2.7.

(v)	“Escrow Agent” means the person appointed by a Company to hold Unvested Shares on behalf of Participants.

(w)	“Escrowed Plans” means this Plan and the Brazil Sub-Plan.

(x)	“Escrowed Share” means a Common Share granted to a Participant pursuant to the Plan.

(y)	“Exchange” has the meaning given to that term in section 2.7.

(z)	“Exchange Amount” means:

(i)	following the delivery of an Exchange Notice, the Net Asset Value per Share divided by the Fair Market Value for a Manager Share, each as calculated on the date of delivery of the Exchange Notice; and

(ii)	in the case of an Amalgamation that does not follow the delivery of an Exchange Notice, (i) the Net Asset Value per Share divided by the Fair Market Value for a Manager Share, each as calculated on the Settlement Date or (ii) if the Settlement Date is during a Blackout Period, the Net Asset Value per Share divided by the Fair Market Value of a Manager Share, each as calculated for the period of five trading days following the end of such Blackout Period.

(aa)	“Exchange Notice” has the meaning given to that term in section 2.7.

(bb)	“Fair Market Value” means the volume weighted average price of a Manager Share as reported on the NYSE on the applicable date(s) (or if the NYSE is not open on such date, the immediately following date on which the NYSE is open). If the applicable date is during a Blackout Period, the Fair Market Value shall be calculated for the period of five trading days following the end of such Blackout Period. For purposes of determining the Fair Market Value on the Grant Date, unless otherwise determined by the Board, the Fair Market Value shall be calculated for the period of five trading days immediately preceding such Grant Date.

(cc)	“Final Exchange” has the meaning given to that term in section 1.3(b).

(dd)	“Forfeited Shares” has the meaning given to that term in section 2.5.

(ee)	“Forward Agreement” means one or more forward share purchase agreements providing for the purchase of Manager Shares, Asset Management Company Shares or securities exchangeable into Manager Shares or Asset Management Company Shares at a date in the future, as applicable.

(ff)	“Grant Agreement” has the meaning given to that term in section 2.2(c).

(gg)	“Grant Date” means the date of grant of awards under this Plan, which shall be, unless otherwise determined by the Board (i) in the case of a grant of awards approved by the Board during a Blackout Period, the sixth trading day following the end of such Blackout Period and (ii) in the case of all other grants of awards, the sixth trading day following the date such awards are approved by the Board, provided, in each case, that if a subsequent Blackout Period is imposed prior to the Grant Date, the Grant Date shall be deferred until the sixth trading day following the end of such subsequent Blackout Period.

(hh)	“Indirect Purchase Structure” means a grant of Escrowed Shares and/or an issuance of Tracking Common Shares under the Plan by a Company that has: (i) entered into a Forward Agreement with a Subco to purchase Manager Shares, Asset Management Company Shares or securities exchangeable into Manager Shares or Asset Management Company Shares, as applicable, at a date set in the future or (ii) acquired interests in a Subco that holds (or is entitled to acquire) Manager Shares, Asset Management Company Shares, Escrowed Shares and/or securities exchangeable into Manager Shares or Asset Management Company Shares, as applicable, either in addition to or as an alternative to acquiring Manager Shares directly.

(ii)	“Issued Manager Shares” has the meaning given to that term in section 1.7.

(jj)	“Management Shareholder” means an individual who is a shareholder of a Company.

(kk)	“Manager” means Brookfield Asset Management Ltd. and its successors and assigns.

(ll)	“Manager Group” means Manager, the Asset Management Company and their respective Affiliates.

(mm)	“Manager Share” means a Class A Limited Voting Share of Manager.

(nn)	“Net Asset Value per Share” on any particular day is defined as the value of the Manager Shares, Asset Management Company Shares, securities exchangeable into Manager Shares or Asset Management Company Shares and Escrowed Shares held by the Company plus (minus) the amount by which the value of the other assets of the Company exceed (are less than) the liabilities (including any extraordinary liabilities) of the Company as at the relevant date, all as determined by the board of directors of the Company, divided by the total number of Common Shares outstanding. For greater certainty, (i) any common shares of Subco owned by the Company will be valued based on their net asset value, calculated in the same manner as the Net Asset Value per Share, (ii) any Tracking Common Shares will be treated as liabilities for purposes of determining Net Asset Value per Share and will be valued based on the Net Asset Value per Tracking Share as of such date, (iii) any preferred shares of the Company or the Subco (as the case may be) will be treated as liabilities for purposes of determining Net Asset Value per Share and will be valued based on the redemption price plus any accrued and unpaid dividends, (iv) Manager Shares, Asset Management Company Shares and securities exchangeable into Manager Shares or Asset Management Company Shares will be valued at the Fair Market Value on such day (or for such other period contemplated in this Agreement), (v) Escrowed Shares will be valued at the net asset value of such Escrowed Shares as at the relevant date, as determined by the board of directors of the issuer of such Escrowed Shares, and (vi) any Forward Agreement will have a value equal to the value of the Manager Shares or Asset Management Company Shares, as applicable, to be acquired under such agreement minus the purchase price for such shares; if such amount is greater than zero the Forward Agreement will be treated as an asset, if less than zero, it will be treated as a liability.

(oo)	“Net Asset Value per Tracking Common Share” on any particular day is defined as the net asset value of the Escrowed Shares of another Company owned by such Company as at the relevant date, as determined by the board of directors of the issuer of such Escrowed Shares, divided by the total number of Tracking Common Shares outstanding.

(pp)	“NYSE” means the New York Stock Exchange, or successor thereto.

(qq)	“Participant” means a person eligible to participate in the Plan pursuant to section 2.1(a).

(rr)	“Plan” means the Escrowed Stock Plan of Manager as set forth herein.

(ss)	“Retirement” means the resignation of employment with a member of the Brookfield Group in circumstances determined by the Board, in its absolute discretion, to be retirement.

(tt)	“Section 83(b) Election” has the meaning given to that term in section 3.10(b).

(uu)	“Security-Based Compensation Arrangement” has the meaning given to that term in the TSX Company Manual.

(vv)	“Settlement Date” for a grant under this Plan means, unless otherwise determined by the Board, the tenth anniversary of the Grant Date.

(ww)	“Specified Maximum” has the meaning given to that term in section 1.3(a).

(xx)	“Subco” means any corporation created to facilitate the use of the Indirect Purchase Structure by holding Manager Shares, Asset Management Company Shares, Escrowed Shares and/or securities exchangeable into Manager Shares or Asset Management Company Shares, or by being entitled to acquire Manager Shares or Asset Management Company Shares, in each case as applicable.

(yy)	“Termination Date” means, unless otherwise determined by the Board:

(i)	if the Participant’s employment is terminated by the Brookfield Group for any reason other than as set out in (ii), (iii) or (iv) below, the date and time notice of termination is delivered to the Participant;

(ii)	if the Participant resigns or has a Retirement, the effective date of the resignation or Retirement, as applicable;

(iii)	if a Participant dies, the date of the Participant’s death; and

(iv)	if a Participant is on a continuous leave of absence, including for disability, the earlier of (a) the date and time notice of termination is delivered to the Participant, and (b) two years from the start of the Participant’s leave of absence, in each case, (A) without regard to whether the Participant’s employment with the Brookfield Group is terminated with or without Cause, or through actions or events constituting constructive dismissal, with or without notice or compensation in lieu of notice, and (B) does not include any period during, or in respect of, which a Participant is receiving or is entitled to receive payments in lieu of notice (whether by way of lump sum or salary continuance), benefits continuance, severance pay, or any other termination related payments or benefits. Any such severance period or notice period shall not be considered a period of employment for the purposes of a Participant’s rights under the Plan.

(zz)	“Terminated Participant” has the meaning given to that term in section 2.5.

(aaa)	“Tracking Common Shares” means the non-voting common shares in the capital of a Company that track the value of any Escrowed Shares of another Company held directly or indirectly by the Company and are exchangeable for Manager Shares.

(bbb)	“Tracking Common Share Exchange Amount” means:

(i)	following the delivery of an Exchange Notice, the Net Asset Value per Tracking Common Share divided by the Fair Market Value for a Manager Share, each as calculated on the date of delivery of the Exchange Notice; and

(ii)	in the case of an Amalgamation that does not follow the delivery of an Exchange Notice, (i) the Net Asset Value per Tracking Common Share divided by the Fair Market Value for a Manager Share, each as calculated on the Settlement Date or (ii) if the Settlement Date is during a Blackout Period, the Net Asset Value per Tracking Common Share divided by the Fair Market Value of a Manager Share, each as calculated for the period of five trading days following the end of such Blackout Period.

(ccc)	“Unanimous Shareholders’ Agreement” means the unanimous shareholders’ agreement for each Company among Manager or the Asset Management Company, as applicable, the shareholders of such Company and such Company.

(ddd)	“Unvested Shares” means Escrowed Shares and Tracking Common Shares that have not Vested pursuant to section 2.4.

(eee)	“U.S. Participant” means a Participant who is a citizen of the United States or a resident alien within the meaning of Section 7701(b)(1)(A) of the Code.

(fff)	“Vest” or “Vested” means required to be released to the Participant by the Escrow Agent from escrow.

Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine.

1.3          Shares Reserved

(a)	The only securities of Manager issued or issuable under the Plan shall be Manager Shares.

(b)	Management has fixed 15,000,000 Manager Shares as the maximum number of shares that may be issued in aggregate under the Escrowed Plans (the “Specified Maximum”). In connection with an Exchange pursuant to section 2.7(a) (Optional Exchange), the number of Manager Shares to be deducted from the Specified Maximum shall equal the number of new Manager Shares issued in connection with the Exchange. Following the Amalgamation of any Company or the exchange of all Escrowed Shares and Tracking Common Shares of such Company held by Management Shareholders, an aggregate number of Manager Shares that have been (i) previously issued by such Company pursuant to Section 2.7(a) of the Plan and section 2.7(a) of the Brazil Sub-Plan and (ii) issued pursuant to section 2.7(b) (Concurrent Exchange) or section 2.7(c)(i) (Mandatory Exchange) (the “Final Exchange”) that is equivalent to the number of Manager Shares cancelled in connection with such Amalgamation or Final Exchange shall be added back to the Specified Maximum and will be available for subsequent issuance under the Escrowed Plans. The Specified Maximum is subject to adjustment in accordance with the provisions of the Escrowed Plans.

(c)	The maximum number of Manager Shares that are issuable to any one person at any time pursuant to the Plan and all other Security-Based Compensation Arrangements of Manager shall not exceed 5% of the issued and outstanding Manager Shares.

(d)	The maximum number of Manager Shares that are issuable to insiders of Manager at any time pursuant to the Plan and all other Security-Based Compensation Arrangements of Manager shall not exceed 10% of the issued and outstanding Manager Shares.

(e)	The maximum number of Manager Shares that are issued to insiders of Manager within a one-year period pursuant to the Plan and all other Security-Based Compensation Arrangements of Manager shall not exceed 10% of the issued and outstanding Manager Shares.

(f)	In the event of any change in the outstanding Manager Shares by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, or other corporate change, the Board shall make, subject to the prior approval of the relevant stock exchanges, if required, appropriate substitution or adjustment in the number or kind of shares or other securities reserved for issuance pursuant to the Plan, however, no substitution or adjustment shall obligate Manager to issue or sell fractional shares.

(g)	In the event of the reorganization of Manager or the Asset Management Company or the amalgamation, merger or consolidation of Manager or the Asset Management Company with another corporation, or the payment of a special or extraordinary dividend, the Board shall make such provision for the protection of the rights of Participants as the Board in its discretion deems appropriate.

1.4          Non-Exclusivity

Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements, subject to any required approval.

1.5          Amendment and Termination

(a)	The Board may amend, suspend or terminate this Plan, or any portion thereof, at any time, subject to those provisions of applicable law (including, without limitation, applicable stock exchange rules, regulations and policies), if any, that require the approval of shareholders or any governmental or regulatory body. However, except as expressly set forth herein, no action of the Board or shareholders may adversely alter or impair the rights of a Participant without the consent of the affected Participant with respect to any Escrowed Shares and/or Tracking Common Shares previously granted or issued to the Participant. Without limiting the generality of the foregoing, the Board may make the following types of amendments to the Plan without seeking shareholder approval, including but not limited to:

(i)	amendments of a “housekeeping” or administrative nature including, without limiting the generality of the foregoing, any amendment for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(ii)	amendments necessary to comply with the provisions of applicable law (including, without limitation, applicable stock exchange rules, regulations and policies);

(iii)	amendments necessary for awards to qualify for favorable treatment under applicable tax laws;

(iv)	any amendment to the vesting provisions of the Plan;

(v)	any amendment to the termination or early termination provisions of the Plan, provided such amendment does not entail an extension beyond the Settlement Date; and

(vi)	amendments necessary to suspend or terminate the Plan.

(b)	Shareholder approval will be required for the following types of amendments:

(i)	amendments to the number of Manager Shares issuable under the Plan, including an increase to the Specified Maximum or a change from the Specified Maximum to a fixed maximum percentage;

(ii)	any amendment expanding the categories of eligibility under the Plan which would have the potential of broadening or increasing insider participation;

(iii)	any amendment to this section 1.5;

(iv)	amendments required to be approved by shareholders under applicable law (including, without limitation, applicable stock exchange rules, regulations and policies); or

(v)	any amendment to permit the introduction of non-employee members of the Board as eligible participants under the Plan on a discretionary basis.

1.6          Administration

(a)	The Plan shall be administered by the Board with the Manager Group being responsible for all costs relating to the administration of the Plan.

(b)	The Board is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make determinations and take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each determination or action made or taken pursuant to the Plan, including interpretation of the Plan, shall be final and conclusive for all purposes and binding upon all parties.

1.7          Incorporation and Termination of Companies

Grants under this Plan can be made by Manager or the Asset Management Company incorporating one or more Companies for such purpose and (a) in the case of Companies incorporated by the Manager, the Manager Group funding each Company to the extent necessary to acquire Manager Shares (or securities exchangeable into Manager Shares) or (b) in the case of Companies incorporated by the Asset Management Company, the Asset Management Company or its Affiliates funding each Company to the extent necessary to acquire Manager Shares and/or Asset Management Company Shares (or securities exchangeable into Manager Shares or Asset Management Company Shares, as applicable), in each case underlying each grant of Escrowed Shares and/or issuance of Tracking Common Shares (the “Direct Purchase Structure”). Participants may also contribute, or cause a permitted transferee under section 3.6 to contribute, Manager Shares and/or Escrowed Shares (with the approval of the Board) to the Company as consideration for the grant of Escrowed Shares and/or the issuance of Tracking Common Shares.

Grants under this Plan can also be made pursuant to the Indirect Purchase Structure whereby Manager or the Asset Management Company will incorporate one or more Companies and Subcos for such purpose and (a) in the case of Companies and Subcos incorporated by the Manager, the Manager Group will fund each Company and Subco to the extent necessary to acquire the Manager Shares (or securities exchangeable into Manager Shares) or (b) in the case of Companies and Subcos incorporated by the Asset Management Company, the Asset Management Company or its Affiliates funding each Company to the extent necessary to acquire Manager Shares and/or Asset Management Company Shares (or securities exchangeable into Manager Shares or Asset Management Company Shares, as applicable), in each case underlying each grant of Escrowed Shares and/or issuance of Tracking Common Shares. Participants may also contribute, or cause a permitted transferee under section 3.6 to contribute, Manager Shares and/or Escrowed Shares (with the approval of the Board) to the Company and Subco as consideration for the grant of Escrowed Shares and/or the issuance of Tracking Common Shares.

Immediately following the Amalgamation of any Company or the exchange of all Escrowed Shares and/or Tracking Common Shares of such Company held by Management Shareholders and/or other Companies, Manager and/or the Asset Management Company, will cause, as applicable, the relevant Amalco, Company and/or Subco to be wound up or merged into Manager or the Asset Management Company, respectively, and (a) a number of Manager Shares held by one or more Companies, Amalcos and/or Subcos that is equal to or less than the number of Manager Shares issued by such Company (the “Issued Manager Shares”) to Management Shareholders and/or other Companies (i) pursuant to the Amalgamation or Exchange, as applicable, and (ii) pursuant to Section 2.7(a) of the Plan and section 2.7(a) of the Brazil Sub-Plan at any time prior to such Amalgamation or Exchange, to be cancelled and/or (b) Manager to increase its interest in the Asset Management Company by a number of Asset Management Company Shares equivalent to the number of Issued Manager Shares less the number of Manager Shares cancelled pursuant to (a).

Section 2
AWARDS OF ESCROWED SHARES

2.1          Eligibility

(a)	Any executive of the Manager Group designated by the Board, or any other person designated by the Board, is eligible to participate in the Plan.

(b)	Escrowed Shares are granted under this Plan as follows:

(i)	as additional discretionary compensation;

(ii)	in consideration for Manager Shares or Asset Management Company Shares, as applicable, contributed to a Company by a Participant or a permitted transferee under section 3.6; or

(iii)	in consideration for Escrowed Shares of a different Company contributed to a Company by a Participant or a permitted transferee under section 3.6.

(c)	Tracking Common Shares of a Company may be issued under this Plan to a Participant who contributed, or caused to be contributed, existing Escrowed Shares of a different Company.

2.2          Grant of Escrowed Shares and Tracking Common Shares

(a)	Escrowed Shares and/or Tracking Common Shares will be granted or issued pursuant to section 2.1(b) and 2.1(c), respectively, above.

(b)	The number of Escrowed Shares and/or Tracking Common Shares to be granted or issued to each Participant will be determined at the discretion of the Board.

(c)	As soon as practicable after determining the number of Escrowed Shares and/or Tracking Common Shares and any terms and conditions of the Escrowed Shares and/or Tracking Common Shares to be granted or issued to a Participant, (i) the Board shall cause an agreement in writing to be given to the Participant advising the Participant as to the number of Escrowed Shares and/or Tracking Common Shares and any terms and conditions pertaining to the Escrowed Shares and/or Tracking Common Shares granted or issued to the Participant under the Plan or as determined by the Board from time to time in such form as may be approved by the Board from time to time (the “Grant Agreement”) and (ii) Manager or the Asset Management Company, as applicable, shall transfer to the Participant the Escrowed Shares and/or the relevant Company shall issue to the Participant the Tracking Common Shares. A grant of Escrowed Shares and/or issuance of Tracking Common Shares is conditional on the Participant signing the Grant Agreement and/or purchase agreement and the applicable Unanimous Shareholders’ Agreement.

2.3          Transfer of Escrowed Shares and Tracking Common Shares

Except for transfers to a member of the Brookfield Group or as expressly provided by section 3.6 or the provisions of a Unanimous Shareholders’ Agreement, a Management Shareholder shall not sell, transfer, assign, mortgage, pledge or otherwise dispose of or cease to be the beneficial holder of any Escrowed Shares and/or Tracking Common Shares. Certificates for Escrowed Shares and/or Tracking Common Shares shall be endorsed with reference to the restrictions on transfer of such Escrowed Shares and/or Tracking Common Shares and other provisions contained in the Unanimous Shareholders’ Agreement, as amended or superseded from time to time.

2.4          Vesting of Escrowed Shares and/or Tracking Common Shares

Unless otherwise determined by the Board,

(a)	Escrowed Shares will become Vested as to 20% at the first anniversary of the applicable Grant Date and as to 20% on each subsequent anniversary of the applicable Grant Date up to and including the fifth anniversary of the applicable Grant Date; and

(b)	Tracking Common Shares will vest on the same schedule as the Escrowed Shares that they track.

Unvested Shares shall be held by an Escrow Agent for the benefit of the Participants. The Participants shall be entitled to exercise any voting rights associated with the Escrowed Shares and/or Tracking Common Shares, including the Unvested Shares. The Unvested Shares held by the Escrow Agent for the benefit of a Participant shall be released to the Participant on the date such Escrowed Shares and/or Tracking Common Shares Vest, provided that, a Termination Date has not occurred in respect of the Participant on or prior to such date.

2.5          Change in Employment Status

Unless otherwise determined by the Board, the following provisions apply to the ownership of Escrowed Shares and Tracking Common Shares by a Participant (including any permitted transferee) if a Termination Date has occurred in respect of the Participant (including such permitted transferee, a “Terminated Participant”):

(a)	In the event of a termination for Cause, all of the Escrowed Shares and Tracking Common Shares of a Terminated Participant (including the Vested Escrowed Shares and the Vested Tracking Common Shares) will be subject to purchase pursuant to section 2.6.

(b)	In the event of a termination other than for Cause (including resignation, Retirement, death and disability), the Unvested Shares of a Terminated Participant on the Termination Date will be subject to purchase pursuant to section 2.6.

Escrowed Shares and Tracking Common Shares subject to purchase pursuant to section 2.6 are referred to as “Forfeited Shares”. Any Escrowed Shares and Tracking Common Shares that are not Forfeited Shares and are held by a Terminated Participant will continue to be owned by the Terminated Participant and will be eligible to be purchased or exchanged for Manager Shares pursuant to section 2.7 or in the Amalgamation. However, a Terminated Participant will not be eligible to deliver an Exchange Notice. The Board will have the right to require a Terminated Participant to Exchange his or her Escrowed Shares and Tracking Common Shares that are not Forfeited Shares or the right to Call a Terminated Participant’s Escrowed Shares and Tracking Common Shares that are not Forfeited Shares within 60 days of the applicable Termination Date pursuant to section 2.7(c)(ii).

2.6          Repurchase on Termination

Where a Termination Date has occurred in respect of a Participant, Manager or the Asset Management Company, as applicable, shall have the right to purchase all (but not less than all) of the Forfeited Shares held by the Terminated Participant. Purchases shall be made for a price of $0.0001 per Forfeited Share, and no further amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise, including on account of severance, payment in lieu of notice or damages for wrongful dismissal. Any purchase and sale of Forfeited Shares under the Plan shall be made for cash within 60 days after the applicable Termination Date.

2.7          Right of Exchange or Call

(a)	Optional Exchange. In the case of (i) Escrowed Shares granted by any particular Company, unless otherwise determined by the Board, at any time after the first anniversary of the applicable Grant Date or (ii) the Tracking Common Shares issued by any particular Company, at any time after they Vest, any Management Shareholders (other than Terminated Participants) and any other Company that owns Escrowed Shares of such Company (the “Electing Shareholders”) shall be entitled to elect that Manager or the Asset Management Company, as applicable, acquire all or a portion of the Vested Escrowed Shares and/or Vested Tracking Common Shares the Electing Shareholders hold in exchange for Manager Shares (the “Exchange”) by giving written notice of such election (“Exchange Notice”). Manager shall issue to the Electing Shareholders (either pursuant to an Amalgamation or otherwise) a number of Manager Shares equal to the number of Escrowed Shares being Exchanged multiplied by the Exchange Amount and/or the number of Tracking Common Shares being Exchanged multiplied by the Tracking Common Share Exchange Amount. Cash will be paid in lieu of fractional Manager Shares based on the Fair Market Value of a Manager Share as calculated for purposes of the Exchange Amount or the Tracking Common Share Exchange Amount, as applicable. If requested by an Electing Shareholder, Manager or the Asset Management Company, as applicable, will jointly execute and file elections in prescribed form within the prescribed time under section 85 of the Income Tax Act (Canada) and the corresponding provisions of applicable provincial income tax statutes in respect of the transfer hereunder of the Escrowed Shares and/or Tracking Common Shares with the elected amount specified by such Electing Shareholder.

(b)	Concurrent Exchange. If all Management Shareholders of a Company and any other Company that owns Escrowed Shares and/or Tracking Common Shares of such Company elect an Exchange, then, immediately following the Exchange (either pursuant to an Amalgamation or otherwise), Manager and/or the Asset Management Company, as applicable, will cause the Company, Amalco and/or Subco, as applicable, to be wound up or merged into Manager or the Asset Management Company, respectively, and (i) a number of Manager Shares held by one or more Companies, Amalcos and/or Subcos, as applicable, that is equal to or less than the number of Issued Manager Shares, to be cancelled and/or (ii) Manager to increase its interest in the Asset Management Company by a number of Asset Management Company Shares equivalent to the number of Issued Manager Shares less the number of Manager Shares cancelled pursuant to (i), in each case forthwith.

(c)	Mandatory Exchange or Call.

(i)	Each Escrowed Share and/or Tracking Common Share held by Management Shareholders and by any other Company which has not been subject to Exchange prior to the Settlement Date will be exchanged for Manager Shares on the Settlement Date (the “Call”) (either pursuant to an Amalgamation or otherwise). The number of Manager Shares to be transferred to a Management Shareholder or other Company shall be equal to the number of Escrowed Shares held by such shareholder that is subject to the Call multiplied by the Exchange Amount and/or the number of Tracking Common Shares held by such holder that is subject to the Call multiplied by the Tracking Common Share Exchange Amount, and cash will be paid in lieu of any fractional Manager Share based on the Fair Market Value of a Manager Share as calculated on the Settlement Date. Such transfer of Manager Shares shall be made within 5 days of the applicable Settlement Date (or, if the Settlement Date is during a Blackout Period, within 10 days after the end of the Blackout Period).

(ii)	Where a Participant has been terminated other than for Cause, Manager or the Asset Management Company, as applicable, has the right to Call the Participant’s Vested Escrowed Shares and/or Vested Tracking Common Shares to be exchanged for Manager Shares by giving written notice of such election (the “Call Notice”) within 60 days of the Termination Date. The number of Manager Shares to be transferred to the Participant shall be equal to the number of Vested Escrowed Shares subject to the Call multiplied by the Exchange Amount and/or the number of Vested Tracking Common Shares subject to the Call multiplied by the Tracking Common Share Exchange Amount, and cash will be paid in lieu of fractional Manager Shares (which shall, in any event, be determined based on the Fair Market Value of Manager Shares on the applicable Termination Date). Such transfer of Manager Shares shall be made within 10 days of the Call Notice (or if the Call Notice is delivered during a Blackout Period, within 10 days after the end of the Blackout Period).

Section 3
OTHER provisions

3.1          Approval by the Board of Directors of the Asset Management Company

This Plan, and the Asset Management Company’s participation hereunder, has been approved by the board of directors of the Asset Management Company. Approval of the board of directors of the Asset Management Company will be required for (i) any proposed grant of Escrowed Shares to be made by the Asset Management Company and (ii) any amendment made to the Plan that affects the Asset Management Company’s participation hereunder.

3.2          2022 Arrangement Escrowed Shares

Notwithstanding anything contained herein to the contrary, each Participant that is an officer, director or employee of Brookfield or its Affiliates who holds 2022 Arrangement Escrowed Shares (each an “Arrangement Participant”) shall, for so long as such Arrangement Participant remains an officer, director or employee of Brookfield or its Affiliates and has not experienced a Termination Date, be permitted to hold and exchange his or her 2022 Arrangement Escrowed Shares in accordance with their terms as though such Arrangement Participant is an officer or employee, as applicable, of Manager or its Affiliates.

3.3          No Right to Service

Neither participation in the Plan nor any action under the Plan shall be construed to give any Participant a right to be retained in the service of the Brookfield Group. Nothing in the Plan may be construed to provide any Participant with any rights whatsoever to compensation or damages in lieu of notice or continued participation in, or entitlements under, the Plan as a consequence of a Participant’s Termination Date (regardless of the reason for the termination and the party causing the termination, including a termination without Cause). The Participant’s common law or civil law rights to the Escrowed Shares and/or Tracking Common Shares and other property hereunder during any reasonable notice period including any rights to compensation for the loss, or continued vesting, of the Escrowed Shares and/or Tracking Common Shares during any reasonable notice period may be limited or removed under the Plan.

3.4          No Liability for Decrease in Value of Escrowed Shares, Tracking Common Shares and / or Manager Shares

Manager, the Asset Management Company and their Affiliates, and their respective directors and officers, shall not be liable to any Participant, permitted transferee or legal representative for any decrease in the value of an Escrowed Share, Tracking Common Share or a Manager Share that may occur for any reason.

3.5          Restrictions

Each Company and the Management Shareholders shall be bound by the Manager trading policy. In addition, no transfer, purchase or exchange of securities of a Company (or delivery of an Exchange Notice) may be made during a Blackout Period except with the consent of the Board.

3.6          Permitted Transfers

(a)	At any time and from time to time, a Participant may sell or transfer all but not less than all of his or her Escrowed Shares and/or Tracking Common Shares to a trust, the beneficiaries of which are such Participant’s family members or to a corporation or other entity provided that (i) such transferee remains at all times while it is a shareholder of the Company under the control (within the meaning of the Business Corporations Act (British Columbia)) of such Participant or another shareholder of the Company who has agreed to be bound by the provisions of this Plan, and (ii) such transferee shall have agreed prior to such transaction to be bound by the terms of the applicable Unanimous Shareholders’ Agreement, and not to sell, transfer, assign or convey the Escrowed Shares and/or Tracking Common Shares except in accordance with the provisions of such Agreement.

(b)	At any time and from time to time, a Participant may sell or transfer all or less than all of his or her Escrowed Shares of a Company to another Company provided that (i) the Board, in its discretion, consents to such transfer, and (ii) the transferee Company shall have agreed prior to such transaction to be bound by the terms of the applicable Unanimous Shareholders’ Agreement, and not to sell, transfer, assign or convey the Escrowed Shares except in accordance with the provisions of such Agreement.

In the event of a transfer under this section 3.6, the transferring shareholder shall continue to be principally liable, jointly and severally with the transferee, to the other shareholders of the Company and the Company in respect of all of the obligations of the transferee hereunder, and shall not, as a result of any such transfer, be released from such obligations without the prior written consent of a majority of the individual shareholders of the Company.

3.7          Currency

References to $ in this Plan mean United States dollars and all payments and calculations required under this Plan shall be made in United States dollars.

3.8          Successors and Assigns

The Plan shall be binding on all successors and assigns of Manager and each Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

3.9          Withholdings

As a condition of the grant or issuance of any Escrowed Shares and/or Tracking Common Shares pursuant to the Plan or in connection with any other event that gives rise to a federal, provincial, state or local tax withholding or deduction obligation on the part of a member of the Manager Group relating to an award:

(a)	Any member of the Manager Group may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the Participant, whether or not pursuant to the Plan;

(b)	Any member of the Manager Group shall be entitled to require that the Participant remit cash or other consideration to Manager; or

(c)	Any member of the Manager Group may enter into any other suitable arrangements to withhold or deduct, in each case, in an amount sufficient in the opinion of Manager to satisfy such withholding or deduction obligation.

3.10          Tax Matters

(a)	General

Participants are urged to consult their own personal tax, legal and financial advisors regarding their participation in the Plan.

(b)	Section 83(b) Election

A U.S. Participant may make an election under Section 83(b) of the Code (a “Section 83(b) Election”) with respect to the Escrowed Shares. Any such election must be made within thirty (30) days after the Grant Date. If the U.S. Participant elects to make a Section 83(b) Election, the U.S. Participant shall provide Manager with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the United States Internal Revenue Service. The U.S. Participant agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the United States Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

3.11          Governing Law

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be governed by and interpreted and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

3.12          Effective Date

The Plan was originally adopted effective as of December 9, 2022.

3.13          Amendments

On February 7, 2023, the Plan was amended to remove the five-year hold period applicable to Escrowed Shares, including all currently outstanding Escrowed Shares.

On June 9, 2023, the Plan was amended to allow Participants to contribute existing Escrowed Shares of another Company to a Company in consideration for new Escrowed Shares of that Company and to reflect other consequential amendments.

On February 6, 2024, the Plan was amended to (i) provide Manager the flexibility to maintain the economic non-dilutive nature of the Plan on the issuance of Manager Shares to Participants pursuant to the Plan by (a) cancelling a number Manager Shares held by one or more Companies, Amalcos and/or Subcos that is equal to or less than the number of Issued Manager Shares and/or (b) Manager increasing its interest in the Asset Management Company by a number of Asset Management Company Shares equivalent to the number of Issued Manager Shares less the number of Manager Shares cancelled pursuant to (a), and (ii) provide that Companies and Subcos may also be formed by the Asset Management Company and that such Companies and Subcos may hold Manager Shares and/or Asset Management Company Shares.

On May 7, 2026, the Plan was amended to increase the aggregate share reserve under the Escrowed Plans, raising the Specified Maximum from a fixed number of 11,000,000 Manager Shares to 15,000,000 Manager Shares and to make other administrative clarifications to the Plan.